HILLS BANCORPORATION
                                   EXHIBIT 11
                    COMPUTATION OF EARNINGS PER COMMON SHARE


                                                         Three Months Ended
                                                              March 31
                                                    ----------------------------
                                                       1997              1996
                                                    -----------      -----------


Shares of common stock, beginning .............       1,465,384        1,463,604

    Shares redeemed during this period ........            (180)           - - -
                                                    -----------      -----------
Shares of common stock, ending ................       1,465,204        1,463,604
                                                    ===========      ===========

Weighted average number of shares outstanding #       1,479,172        1,473,069
                                                    ===========      ===========

Earnings and Earnings per share:
    Net income (in thousands) .................     $     1,611      $     1,426
                                                    ===========      ===========

    Earnings per common share .................     $      1.09      $       .97
                                                    ===========      ===========


# Computation of weighted average number of shares include equivalent shares attributable to stock options granted in 1993, computed under the treasury stock method.